Exhibit 10.2

This Agreement is made on this 30th day of September, 2019 (“Effective Date”)

Between:

(1)         La Fosse Associates Limited (Company No: 6729790) having a principal place of business at 30 City Road, London, EC1Y 2AB (the "Company"); and

(2)         GAR-1 Business Advisory Services, Michael R. Garone Sole Member (EIN: 84-302-8949) a company incorporated in USA whose registered office is at 4 Hawser Way, Randolph, NJ, 07869 (the "Supplier").

(3)         Adaptimmune LLC a Delaware company with principal address at 351 Rouse Boulevard, Philadelphia, PA19112 (the “Client”)

Background:

(A)         The Supplier shall provide the Services for the Client in accordance with the terms of this Agreement which is a contract for services. The Client is only a Party to this Agreement in accordance with Section 13 and shall not be considered a Party to this Agreement for any purpose other than set out in Section 13 and 11.5.

It is agreed as follows:

1.           Definitions and interpretation

1.1        In this Agreement, unless the context otherwise requires, the following definitions shall apply:

"Agreement" means the agreement between the Company and the Supplier comprising the terms set out in this document including the Assignment Schedule.

"Application Documents" means any tender documentation, application form or other written information provided by the Supplier or the Consultant to the Company about the self-employment, tax status,  experience, training, qualifications, authorizations and general suitability of the Supplier and/or the Consultant for performing the Services and any information about any accountancy advisor or accountancy company that the Supplier or Consultant has engaged.

"Assignment Schedule" means the schedule to this Agreement as may from time to time be amended; the term "Assignment" shall be construed accordingly.

"Business Day" means any day (other than Saturday or Sunday) on which clearing banks are open for business in New York City, New York, United States of America.

"Client" means the Client defined in the Assignment Schedule.

"Client's Group" means the Client, any body corporate of which the Client is a subsidiary, any other subsidiary of such body corporate and any subsidiary of the Client.

"Client's Systems" means Systems made available by the Client to the Supplier and/or the Consultant for use in relation to the Services.

"Company's Group" means the Company, any body corporate of which the Company is a subsidiary, any other subsidiary of such body corporate and any subsidiary of the Company.

"Consultant" means the individual assigned to the performance of the Services (and any substitute pursuant to clause 7.2) as at the Start Date who controls and directs their own incorporated company through which they contract and offer their services on an independent business to business basis.

"End User" means any client or customer of the Client for whom, or at whose premises, the Services are performed under this Agreement.

"Force Majeure" means any cause preventing a party from performing any or all of its obligations arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party so affected.

"Good Industry Practice" means the exercise of the skill, diligence, prudence, foresight and judgment which would be expected from a suitably skilled and experienced person engaged in the same type of services as the Services, applying the best standards currently generally applied in the relevant industry.

"Losses" means any demand, contribution, claim, action, proceeding, liability, loss, damage, costs, expenses, tax, national insurance contributions (to the extent permitted by law) and charges and any related penalties, fines or interest whatsoever whether founded in statute, contract, tort or otherwise made or brought against or incurred (including without limitation all losses, liabilities and costs incurred as a result of defending or settling any claims).

"Systems" means telecommunications systems, IT systems and security systems.

“Services” shall mean the services set out and described in the Assignment Schedule.

"Work Results" means any item of work carried out and delivered pursuant to this Agreement as part of or arising out of the Services.

1.2        Each term starting with a capital letter and not defined in clause 1.1 or elsewhere in this Agreement is as defined in the Assignment Schedule.

1.3        Any reference to an enactment includes a reference to that enactment as from time to time amended, modified, extended, re-enacted, replaced or applied by or under any other enactment (whether before or after the date of this Agreement) and all subordinate legislation made (before or after this Agreement) under it from time to time.

1.4        Where the context permits, words denoting:

a)          persons shall include bodies corporate and unincorporated associations of persons;

b)          the singular includes the plural and vice versa; and

c)          one gender shall include any gender.

1.5        The Supplier acknowledges and agrees that the terms of this Agreement shall come in to effect on the Effective Date and shall apply from the Start Date and for the term of the Assignment. In the event of any conflict or inconsistency between the Assignment Schedule and the terms in this main agreement, the terms of the main agreement shall take precedence.

1.6        Where the Services are, at the request of the Company or the Client, performed wholly or in material part at the premises and/or for the benefit of an End User then all references in this Agreement to "the Client" shall be deemed to refer to such End User.  This sub-clause shall be severable and shall not apply to the extent that it would otherwise render any provision of this Agreement void or unenforceable.

2.           Supplier's Obligations

2.1        The Supplier shall:

a)          throughout the term of the Assignment supply the Services in accordance with Good Industry Practice and in accordance with applicable laws, regulations, orders, government requirements and equivalent (including SEC requirements), in each case and at all times taking responsibility for the way in which the Services are performed;

b)          deliver completed timesheets (in a form approved by the Company) to an authorized representative of the Client for signing or electronic approval and return the same to the Company every 14 days; and the Supplier:

(i)          acknowledges that failure by the Supplier so to deliver and return any timesheet promptly after each 14 day period may delay payment to the Supplier while the Company makes inquiries to verify the hours worked;

(ii)         acknowledges and agrees that payment shall be conditional upon the production of a complete and accurate timesheet approved by an appropriate representative of the Client in accordance with clause 2.1(b);

(iii)         agrees to complete the timesheets accurately and completely;

(iv)        confirms that, by signing this Agreement, it is aware that it could be a criminal offense for the Supplier and/or the Consultant to intentionally falsify any timesheet, for example by claiming that the Services were supplied for hours for which they were not in fact supplied, or for claiming reimbursement for costs not incurred on behalf of the Client.

c)          comply with all health and safety, site and security regulations applicable at the Location(s) to the extent that they apply to the type of work required for the provision of the Services;

d)          comply with all the Client's regulations, policies and protocols as notified by the Client and/or the Company from time to time except where such regulations and policies relate solely to employees of the Client;

e)          comply with the Client's IT security policies and protocols when accessing or using the Client's Systems (which it may only do with the consent of the Client);

f)           not engage in any conduct detrimental to the interests of the Company or the Client, including, without limitation, any conduct likely to bring the Company or the Client into disrepute;

g)          give reasonable notice to the Company and the Client of any period during which the Supplier and/or the Consultant will be unavailable or unable to perform the Services;

h)          supply to the Company copies of any relevant qualifications or authorizations that the Supplier and/or the Consultant is required by the Client or by law or any professional body to have in order to provide the Services to the Client;

i)           where the Supplier deems it necessary, but without consent of the Client or the Company, to incur training or equipment costs for any purpose, it will provide at its own cost all such equipment and training for the Consultant. If the Client or the Company determine that any training or equipment is required as is reasonable for the adequate performance of the Services, then in the case of the Company, Company will provide at its own cost all such equipment and training for the Consultant and in the case of the Client, Company will work with Client to procure that such equipment and training will be provided at cost of Client.

j)           enter into a contract with the Consultant such that he or she is under obligations which reflect the provisions of clauses 2,  4,  5,  6,  7,  8, 9, 10 and 11 as if the Consultant were a party to this Agreement in place of the Supplier, and

k)          at the request of the Company, provide reference details prior to the Start Date of the Assignment.

3.           Payment of fees

3.1        Subject to the timesheet approval requirements set out in clause 2.1(b), the Supplier shall be entitled to issue invoices in accordance with the Assignment Schedule for Services delivered.  Such invoices shall be calculated using the applicable Fee Rates and actual cost incurred in connection with the Supplier’s provision of Services on behalf the Client.  Payment to the Supplier by the Company shall not be conditioned or contingent upon the Company receiving payment from the Client.  Receipts for any cost will be provided by the Supplier with the applicable invoice. Subject to the Supplier performing the Services in accordance with this Agreement, the Company will pay the Supplier's invoices in accordance with the timescales set out in the Assignment Schedule.

3.2        The Supplier shall only be entitled to issue invoices based on rates other than the Fee Rate where the Client and the Company have authorized the relevant work to be done at such rates.

3.3        The Company shall be entitled to set off, withhold or deduct against any sum it may be liable to pay the Supplier if:

a)          The Company has made a payment to the Supplier which is not properly due to the Supplier; or

b)          In the event the Supplier fails to return any equipment or property of the Client, the setoff is limited to the value of said equipment or property.

3.4        Any travel, related or other costs incurred by the Supplier in connection with the provision of Services on behalf of the Client will be reimbursable by Company with prior written consent of the Client; such written consent will not be withheld unreasonably. An exception from this provision will be that any travel and related costs incurred by the Supplier arising from the provision of Services at the Client’s Philadelphia location will not be reimbursable and the Supplier will not be entitled to submit a claim for reimbursement of such costs. Unless otherwise agreed in writing, neither the Supplier nor the Consultant shall be entitled to claim from the Company (or the Client) any expenses incurred in connection with the performance of the Services.

4.           Supplier's status

4.1        The parties acknowledge that neither the Supplier nor the Consultant is the employee, worker, agency worker, agent, partner or servant of the Company (or the Client) and accordingly:

a)          this Agreement is not an exclusive arrangement and (subject to clause 2.1(f))  and if applicable 6) nothing in this Agreement shall prevent the Supplier or the Consultant from engaging in other services for any third party;

b)          the Company is not obliged to put the Supplier or the Consultant forward for consideration by the Client for the provision of services nor is the Supplier or the Consultant obliged to provide services to the Client beyond the termination or expiration of this Agreement;

c)          the Supplier shall account on a timely basis to the appropriate authorities for all tax contributions and social security levies (if any) payable in respect of sums paid to the Supplier or by it to the Consultant in connection with this Agreement and shall procure that the Consultant shall also account to the appropriate authorities for all such tax and other sums payable by the Consultant in respect of sums paid to the Consultant which relate in any way to this Agreement;

d)          the Supplier shall, in respect of any substitute consultant supplied pursuant to clause 8.2, carry out the same pre-employment checks and provide the same warranty as set out in clause 4.1

e)          the Supplier/Consultant shall, subject to working towards meeting the Client's objectives, determine generally how the Services shall be supplied.  The parties acknowledge and agree that the Supplier is engaged on the basis that its Consultant will perform the Services as an independent contractor not supervised or directed by the Client;

f)           the Supplier warrants that it operates on a business to business basis such that the supply it makes under this Agreement is one of independent professional consultancy services to the Company and the Client as customers of its business with the Client not having supervision, direction or control of how the Services shall be supplied.

4.2        Michael R. Garone, Managing Member of the Supplier, shall promptly supply to the Company at the end of each month (or other period from time to time required by the Company) confirmation in writing as follows:

a)          the names of all Consultants or workers supplied via the Supplier in that month and such information as the company may require relating to such workers;

4.3        in relation to any such Consultant/worker who operates via a personal service company, up to date documentary evidence that such company is registered.

4.4        The Supplier warrants covenants and undertakes that the confirmation and documentary evidence supplied for the purposes described above shall be full and accurate.  The Supplier warrants, covenants and undertakes that:

a)          where it pays employment earnings to a worker these will be subject to the appropriate taxes;

b)          all Consultants supplied via it are paid from a US bank account and into a US bank account only;

c)          the Supplier agrees that the Company may audit the Supplier during normal business hours on reasonable notice to verify the Supplier’s compliance with the terms of this Agreement. The Supplier shall provide the Company with all reasonable co-operation and shall allow the Company to have access to and take copies of the Supplier’s records and documentation, in respect of such audit.

5.           Confidentiality and intellectual property

5.1        The Supplier shall:

a)          keep confidential all information relating to the Company's, the Client's or any End User's business and affairs (including, for the avoidance of doubt, Payment Rates) ("Confidential Information") which may become known to it in connection with the supply of the Services or this Agreement. Confidential Information shall not include any public information or information that becomes public through no breach of this Agreement at any point during the term of this Agreement;

b)          not use any Confidential Information except for the purposes of performing the Services;

c)          without delay enter into any and all assignments of intellectual property rights (relating to the Work Results or otherwise arising from the performance of the Services) or confidentiality undertakings that the Company or the Client may require it to enter into;

d)          not without the Client's express written permission transfer or delete any information from the Client’s Systems; and on request, return to the Company (or any other entity as the Company may direct) all material in its or the Consultant's possession or control and belonging to the Client or the Company and/or containing Confidential Information.

5.2        The Supplier shall at the request of the Company, execute and do all acts and things reasonably necessary to enable the Company (or the Company's nominee) to apply for and obtain protection (including copyright and patent rights) for the Work Results and any other intellectual property rights arising from the performance of the Services in any and all countries and to vest title to the Work Results in the Company (or the Company's nominee) absolutely.

5.3        The Supplier hereby assigns to the Company (or the Company's nominee) all present and future intellectual property rights in or relating to the Work Results or otherwise arising from the performance of the Services including, without limitation, the right to sue for past infringements. Supplier acknowledges that no additional compensation is due and owing in relation to such assignments.

5.4        The Supplier shall from time to time do all such acts and things and sign all such documents (without cost to the Company or the Client) at the request of the Company as may be necessary to perfect the assignments referred to in clauses 5.2 and/or 5.3.

The provisions of this clause 5 shall survive termination of this Agreement.

6.           Protection of the Company's business

6.1        The Supplier shall procure that neither the Consultant nor any substitute shall alone or jointly with another or others in any capacity and whether or not for his benefit and whether directly or indirectly either during the term of this Agreement or for a period of 3 calendar months after the date of termination or expiry of this Agreement:

a)          enter into (or approach with a view to entering into) a similar contract of service or for services:

(i)          direct with the Client without prior written consent of the Company; or

(ii)         with any member of the Client's Group without prior written consent of the Company;

b)          enter into a contract or other form of agreement with a person other than the Company for the supply of services to the Client or any member of the Client's Group without prior written consent of the Company.

7.           Termination

7.1        This Agreement shall automatically expire at close of business on the End Date save that if the Assignment has not been completed by the End Date and the Client has confirmed to the Company and the Supplier that it wishes to extend the Assignment, expiration shall be upon the date of actual completion of the Assignment as notified by the Client to the Company and the Supplier.

7.2        This Agreement may be terminated prior to the End Date:

a)          by the Company for any reason in accordance with the Company Notice Period;

b)          by the Company by written notice if:

(i)          the Supplier is in material breach of any term of this Agreement, which is, in the reasonable opinion of the Company, incapable of being remedied; or, where such breach is in the opinion of the Company capable of being remedied, the Supplier fails to remedy such breach to the Company's satisfaction and at no additional cost to the Company (or the Client) within 15 Business Days after an earlier notice requiring it to do so;

c)          by the Company by notice with immediate effect if:

(i)          the Supplier or the Consultant has in relation to this Agreement committed an act or omission of dishonesty, gross incompetence or gross negligence; or is convicted of any indictable criminal offense (other than, where the Services do not require the Consultant to drive, a road traffic offence for which a penalty of imprisonment is not imposed); or becomes bankrupt, applies for, or has made against it or him, a receiving order or makes any composition with its creditors or an administration order or order is made or resolution passed for the winding up of the Supplier;

d)          by the Supplier, for any reason, in accordance with the Supplier Notice Period;

e)          by the Supplier by 3 Business Days notice if payment required to be made under this Agreement to the Supplier is not timely made save for Clauses 3.2, and 3.4 and such non-payment is not corrected within such 3 Business Day period.

7.3        Termination or expiry of this Agreement shall be without prejudice to the rights of the Company and/or the Client arising directly or indirectly out of the acts and/or omissions of the Supplier and/or the Consultant prior to, in connection with or as a result of such termination or expiry.

7.4        Clauses which by their nature are intended to survive termination of this Agreement shall survive such termination including this clause 7 and clause 5.

8.           Details and identity of Consultant

8.1        The Supplier warrants:

a)          That it will perform the Services with all due care and shall not perform any acts or omissions, fraudulently or with gross negligence or wilful misconduct;

b)          the correctness of the information supplied to the Company in any Application Documents;

c)          that the Consultant has the experience, training, qualifications and any authorization which the Client considers are necessary, or which are required by law or by any professional body for the Consultant to possess in order to perform the Services; and the Supplier shall, at the request of the Company, provide confirmation of the identity of the Consultant and written references and co-operate in any checks in relation to experience, training, qualifications and authorizations relevant to the performance of the Services;

d)          that the Consultant has no criminal convictions which would reasonably affect the Company's and/or the Client's decision to allow the Consultant access to the Location(s), the Client's Systems or to provide the Services;

e)          that if, at any time prior to the Start Date or during the term of this Agreement, the Supplier has, receives or obtains any information which indicates that the Supplier and/or the Consultant is/are or may be unsuitable to perform the Services for the Client, whether or not the grounds for this are reasonable, the Supplier shall pass such information to the Company immediately, and co-operate fully with any further inquiries the Company may make in connection with that information;

f)           that neither the Supplier nor the Consultant is prevented by any other agreement or arrangement or any restriction (including, without limitation, a restriction in favor of any employment agency, employment business, or client of either of them) from fulfilling in full their respective obligations under this Agreement; and

g)          the Company reserves the right to carry out, or instruct a third party to carry out, electronic identity checking procedures to verify the identity of the Consultant.  The Supplier warrants that it has informed the Consultant of the right reserved by the Company in accordance with this clause 8.1(f) and that the Consultant has consented to the Company, or any third party instructed by the Company, carrying out such identity checks.

8.2        The Supplier may from time to time and shall as soon as possible after being required by the Company so to do, without prejudice to the other provisions of this Agreement, offer a suitable substitute consultant provided that:

a)          the Company shall be under no obligation to accept such substitute consultant if in its or the Client's reasonable opinion such substitute is not wholly suitable (whether by reason of skills, experience, training, qualifications, authorizations or otherwise); and

b)          if a substitute consultant is accepted, the Supplier shall use all due diligence to ensure that handover arrangements are made and shall, at its own expense, be responsible for the handover to the substitute consultant and shall use its reasonable endeavours to procure that a suitable substitute consultant is available to perform the Services as soon as possible.  If no such substitute is available within 5 Business Days after receipt by the Supplier of the Company's requirement of a substitute consultant, then the Company may terminate this Agreement by written notice with immediate effect.

9.           Data Protection

9.1        The Supplier warrants that:

a)          in relation to this Agreement, it shall comply strictly with all provisions and policies disclosed to the Supplier and Consultant relating to data protection;

b)          the Consultant has given his express consent to the Company, the Client, any member of the Client's Group and/or any other intermediary, involved in the supply of the Services to the Client:

(i)          processing the Consultant's personal data for purposes connected with the provision of the Services or otherwise in contemplation of providing the Services and for any purposes connected with the performance of this Agreement; and

(ii)         exporting and/or processing the Consultant's personal data in jurisdictions outside the US for purposes connected with the performance of this Agreement.

9.2        All personal data is confidential and subject to the General Data Protection Regulation (“GDPR”) and is provided solely for the purpose of providing services. Such information must not be used for any other purpose nor divulged to any third party and the Supplier undertakes to abide by the provisions of the GDPR in receiving and processing the data at all times. In addition, information relating to the Customers business which is capable of being confidential must be kept confidential and not divulged to any third party, except information which is in the public domain. The GDPR provisions set out in the Assignment Schedule (Additional Provisions) shall additionally apply to the performance of the Services.

10.         Anti-Bribery

10.1      The Supplier acknowledges and agrees that it shall not:

(i)          Bribe a person i.e. to offer, promise or give a financial or other advantage or inducement to another person; or

(ii)         Receive a bribe i.e. to request, agree to receive or accept a financial or other advantage or inducement for or in relation to improper conduct; or

(iii)        Bribe any public official, government official or other individual employed by, acting on behalf of or able to influence the decision of any regulatory or governmental authority including any funding body or standards body;

(iv)        Encourage any third party or consultant or employee of Company or Client to give, receive any form of bribe; and

(v)         Fail to prevent bribery.

10.2      The Supplier acknowledges and agrees (and shall procure that the Consultant also acknowledges and agrees) that the Company will not tolerate bribery in any form in connection with the conduct of its business.

10.3      The Supplier shall (and shall procure that the Consultant shall):

a)          comply with all policies disclosed to it by the Company relating to anti-bribery and anti-corruption and any policy provided by Client relating to anti-bribery and anti-corruption;

b)          promptly report to the Company any request or demand for any undue financial or other advantage of any kind received by the Supplier and/or the Consultant in connection with the performance of this Agreement or the performance of the Services.

10.4      The Supplier and/or the Consultant shall promptly notify the Company if, at any time during the term of this Agreement, its circumstances, knowledge or awareness changes such that it would not be able to repeat the warranties set out in clause 10.2.

10.5      Breach of this clause 10 shall be deemed a material breach of this Agreement.

11.         General

11.1      The Supplier acknowledges that, in entering this Agreement, it has not relied on any representations by the Company, the Client or the Consultant made before the execution of this Agreement other than those expressly set out in this Agreement.

11.2      This Agreement is personal to the Supplier and the Supplier shall not be entitled to assign or sub-contract its obligations or rights under this Agreement to any third party or (save in accordance with clause 8.2) to procure that the Services are performed by any person other than the Consultant.  The Company shall, however, with prior written consent of the Supplier, be entitled to assign this Agreement to any member of the Company's Group and, upon such assignment, without prejudice to the assignor's rights in respect of matters arising prior to such assignment; all references to the Company shall be deemed to refer to the assignee.

11.3      No amendment to this Agreement is effective unless it is in writing and signed by or on behalf of each party by a person duly authorized by that party.

11.4      Any notice required to be given under this Agreement (including the delivery of any timesheet or invoice) shall be in writing signed by a person duly authorized by the sending party and delivered by hand, sent by facsimile, e-mail or prepaid first class mail to the recipient at its fax number or address specified in this Agreement (or as otherwise notified from time to time to the sender by the recipient for the purposes of this Agreement).

11.5      This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New Jersey and the courts of the State of New Jersey shall have exclusive jurisdiction over any dispute between the parties relating to or concerning this Agreement.

11.6      The restrictions contained in this Agreement are considered reasonable by the parties, but, if any such restriction is found void but would be valid if some part of the restriction were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

11.7      Save as set out in clause 11.8 none of the provisions of this Agreement is intended to be for the benefit of, or enforceable by third parties (other than permitted assignees).

11.8      The Client shall be entitled to directly rely on and enforce the provisions of clauses 2, 4.1, 5, 8.1, notwithstanding that the Client is not a party to this Agreement.

11.9      The Supplier and/or Consultant shall be entitled to recover from the Company any and all reasonable attorneys’ fees, costs and expenses incurred by the Supplier and/or Consultant by reason of (i) the Company’s default in the payment of any amounts due under this Agreement save for Clause 3.2, 3.3 and 3.4,  (ii) the Company’s failure to perform its obligations under the Agreement; (iii) in enforcing any of the terms of this Agreement against the Company, and (iv) in exercising any of the rights or remedies afforded the Supplier and/or Consultant at law or in equity.

11.10    Any amounts due the Supplier and/or Consultant by the Company under this Agreement which are not timely paid unless due to clause 3. by the Company shall accrue interest from the date said payment was due at the rate of four percent (4%) per annum.

12.         Business Ethics

12.1      The Supplier agrees to comply with any such policy adopted by the Company relating to anti-bribery, anti-corruption, and data protection.

13.         CLIENT OBLIGATIONS

13.1      The Client is a Party to this Agreement solely in relation to this Section 13 and 11.5 and as provided under Clause 11.8. For clarity, the provisions of Section 1 and clause 11.1 shall apply to this Section 13.

13.2      Subject to clause 13.3 and 13.4 below, to the extent that any third party or employee of Client brings any suit, action or claim against Supplier or Consultant or threatens to bring such a suit, action or claim and to the extent such suit, action, claim or threat arises as a result of the performance of the Services by the Consultant then Client shall take over the control and settlement of such suit, action or claim or threat of such and shall pay any damages, legal fees, court payments, settlement payments, costs or other charges (together “Losses”) arising as a direct result of such suit, action or claim or threat of such.

13.3      The obligations set out under clause 13.2 above are subject to the following:

a)           Supplier and Consultant notifying Client in writing that it is requiring Client to assume control of the suit, action or claim under clause 13.2 above;

b)           Supplier and Consultant permitting and enabling Client to have control of any suit, action or claim including to enter and defend proceedings on behalf of Supplier and Consultant. Should Supplier or Consultant wish to appoint its own legal advisors in such proceedings, Supplier or Consultant as applicable may do so but will be responsible for the costs of such legal advisors (and such costs will not be reimbursed by Client under clause 13.2 above);

c)           Neither Supplier or Consultant will make any admission in relation to any suit, action or claim or threat of such unless explicitly authorised in writing by Client.

d)           Supplier and Consultant will provide prompt notice of any suit, action or claim or threat of such in relation to which they are claiming under clause 13.2 and in any event within 72 hours of receiving such suit, action or claim or threat of such. Client will not reimburse for any costs or payments made or incurred by Supplier or Consultant prior to receiving notice of the suit, action or claim or threat of such;

e)           Supplier and Consultant will provide all reasonable assistance to Client (or if relevant to Client’s insurers) to enable Client to defend and control any suit, action or claim including attendance at depositions, provision of witness evidence, attendance at court proceedings; and

f)            Client shall be entitled to settle any claim, suit or action under clause 13.2 in its sole discretion save that where such settlement involves any admission of liability by Supplier or Consultant or would result in any restriction or financial obligation being placed on Supplier or Consultant, consent of Supplier or Consultant as relevant will be required, such consent not to be unreasonably withheld or delayed.

13.4      The obligations under clause 13.2 shall not apply to any suit, action or claim and shall not cover any Losses to the extent such suit, claim or action or Losses are caused by (a) the breach of any term of this Contract by Supplier or Consultant, including any breach of applicable laws; (b) any negligence or breach of statutory duty by Supplier or Consultant; (c) any fraud or fraudulent misrepresentation made by Supplier or Consultant; or (d) any failure to comply with any policy of the Client, to the extent Client has communicated such policy to Supplier or Consultant. For clarity this clause 13.4 shall not restrict or exclude operation of the Client’s Directors and Officers Liability Insurance policy.

13.5      Client warrants and represents that to the best of its knowledge and belief, the Consultant will be covered by the terms of Client’s Directors and Officers Liability Insurance policy following appointment of the Consultant by the board of directors of Adaptimmune Therapeutics plc as an officer of Adaptimmune Therapeutics plc and in respect to his role as officer of Adaptimmune Therapeutics plc. The Client confirms that it will pay any retentions required to be paid in accordance with the terms of the policy.

Assignment Schedule

This Assignment is issued subject to the Company’s standard terms and conditions for the supply of services

1.           Assignment details

"End Date" means March 31, 2020 or such other date as the Company and the Supplier may agree in writing or (if required by the Company following a request by the Client) the date on which the Extended Hire Period ends.

"Extended Hire Period" means such period from time to time agreed by the parties as a period during which the Consultant shall provide the Services following the End Date if required by the Company.

“Notice Period” means the notice period the Company is required to give the Supplier to terminate the Assignment, being 30 days (subject to Clause 7.2 (b) of the main agreement).

"Payment Rate" means the rate paid to the Supplier being Normal Rate of $2,800 USD per day for Services performed in Normal Working Hours plus any other employment costs outlined in clause 3.1 of the Agreement’ such employment costs to be charged at cost.

"Invoice Frequency" means monthly.

"Services" means consultancy services of an Interim CFO defined by the following responsibilities

•    Work with the Chief Executive Officer and Executive Team to define and execute the financing strategy for the Client

•    Act as a key spokesperson for the Client with the investment community

•    Lead the preparation, review and filing of the financial statements (10Q and 10K) and other associated SEC filings

•    Lead and manage the finance team ensuring maintenance of an appropriate control environment for SOX compliance and control over the capital deployment of the Client

•    Lead the budget/financial plan preparation, review and approval by the Board

•    Lead interactions with the Audit Committee, external auditors and SOX program support specialists

"Start Date" means October 1, 2019

"Supplier invoice payment terms" means 7  working days from client authorization of time sheet, subject to the terms of this Agreement.

“Supplier Notice Period” means the notice period a Supplier is required to provide to the Company to terminate the Assignment, being 30 days.

Signed by Katherine Miller on behalf of the Company	/s/ Katherine Miller
Director

Signed by Michael Garone on behalf of GAR-1 Business Advisory Services	/s/ Michael Garone
Managing Member

Signed by Helen Tayton-Martin on behalf of ADAPTIMMUNE LLC	/s/ Helen Tayton-Martin
President and Secretary

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2.           The Client

Client name:	Adaptimmune LLC
Client address:	351 Rouse Boulevard, Philadelphia PA 19112
Client contact:	Adrian Rawcliffe
Location(s) at which Services to be performed (if different from above):	Including but not limited to 351 Rouse Boulevard, Philadelphia PA 19112, 4 Hawser Way, Randolph, NJ 07869 and 60 Jubilee Ave, Milton, Abingdon OX14 4RX

3.           The Consultant (as at the Start Date)

Consultant name:	Michael R. Garone
Consultant address:	4 Hawser Way, Randolph, NJ 07869
E-mail:	mrgarone@optonline.net
Details of a substitute must be notified to the Company

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Self-Billing Agreement

This is an agreement in relation to a self-billing procedure between:

La Fosse Associates Ltd (LFA, the “Self-Biller”) [VAT number 900 3893 42]

and

GAR-1 Business Advisory Services LLC (EIN 84-3028949, NJ Entity ID # 0450417835)

For the duration of this agreement the Self-Biller (LFA) agrees to:

1)    issue self-bill invoices for all supplies made to them by the Self Billee (the supplier)

2)    create self-bill invoices that show the supplier’s name, address and registration number together with all other details which form a full VAT invoice as dictated by HMRC & IRS

3)    create a new self-billing agreement in the event of a VAT number change for either party

4)    inform the supplier if the issue of the self-billed invoices will be outsourced to a third party.

For the duration of this agreement the Self Billee agrees to:

1)    accept invoices raised by the Self-Biller on their behalf

2)    not to raise ‘hard copy’ paper invoices

3)    notify LFA immediately if they change their VAT registration number or VAT status or sell their business or part of their business

This agreement expires on expiration of the contract between the Self-Biller and the Self Billee as detailed at ‘End Date’ in Schedule A above.

Signed:	/s/ James Parker	Signed:	/s/ Michael Garone
Name:	James Parker	Name:	Michael Garone
Position:	Director	Position:	Managing Member, GAR-1 Business Advisory
Date:		Date:	30/9/2019
For and on behalf of La Fosse Associates		For and on behalf of the Self Billee Ltd

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ADDITIONAL PROVISIONS

The following additional provisions shall apply in relation to this Assignment and Supplier and Company agree to comply with such terms.

Start Date provisions

Until the Start Date, any appointment pursuant to this Agreement shall be subject to the Client not giving notice to LFA that it no longer requires the Services of the Supplier (and, if such notice is given, LFA shall notify the Supplier and this Agreement shall automatically terminate without either party being liable to the other).

Equipment and training provision

Company confirms that Client has agreed to provide at its own cost a laptop computer and smart phone for performance of the Services by Consultant. Company confirms that Client has agreed to provide any additional training it requires at its cost.

GDPR Provisions

In this Assignment Schedule:

(a)      The Client is the Controller and the Processor is the Supplier in relation to the types of Personal Data set out below; and

(b)      the types of Personal Data and categories of Data Subject which will be processed, the nature and purpose of that processing and the duration of that processing are as set out below:

(i)        Personal Data capable of identifying any of Client’s employees, contractors, patients, clinical site staff or other individuals working for or on behalf of Client for which Client is Controller;

(ii)       Personal Data relating to individual payee information including tax status, HR status (including immigration), account information, expense information, credit card details and information and other information held in the accounting systems of Client.

For clarity, where processing of Personal Data is carried out on equipment and systems of the Client, the processing obligations set out in these GDPR provisions will be deemed to automatically apply.

(c)      Data Protection Legislation in this Assignment Schedule refers to all applicable privacy and data protection laws including the General Data Protection Legislation ((EU) 2016/679) (GDPR) and any applicable national implementing laws, regulations and secondary legislation in England and Wales relating to the processing of personal data  and the privacy of electronic communications, as amended, replaced or updated from time to time, including the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) (Privacy Regulations) as amended by the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2011 (SI 2011/1208), the Privacy and Electronic Communications (EC

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Directive) (Amendment) Regulations 2015 (SI 2015/355) and the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2016 (SI 2016/524).

(d)      Personal Data and Data Subject shall have the meanings given to them under the Data Protection Legislation.

2           In relation to the processing of Personal Data, Processor shall:

(a)      only process Personal Data in accordance with the Controller's written instructions from time to time (which may be specific instructions or standing instructions of general application in relation to the Services, whether set out in this Agreement or otherwise notified to the Processor, unless such processing is required by any law (other than contract law) to which the Processor is subject, in which case the Processor shall (to the extent permitted by law) inform the Controller of that legal requirement before carrying out the processing;

(b)      immediately notify the Controller if it considers that the Controller's instructions are in breach of the GDPR or other EU member state laws; and

(c)      keep a written record of all such processing activities which shall include the information required to be kept under Article 30(2) of the GDPR.

3           In relation to the security and confidentiality of the Personal Data, Processor shall:

(a)      ensure that it has in place appropriate technical and organisational measures to ensure a level of security for the Personal Data which is appropriate to the risks to individuals that may result from the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to the Personal Data;

(b)      in addition to the confidentiality obligations in section 6 of this Agreement:

(i)        ensure that only those of the Processor's personnel who need to have access to the Personal Data are granted access to such data and only for the purposes of the performance of this Agreement and all of the Processor's personnel required to access the Personal Data are informed of the confidential nature of the Personal Data, comply with the obligations set out in this Exhibit, and are bound by appropriate confidentiality obligations when accessing the Personal Data; and

(ii)       not publish, disclose or divulge any of the Personal Data to any third party (including for the avoidance of doubt the Data Subject itself) unless directed to do so in writing by the Controller;

(c)      not modify, amend or alter the contents of the Personal Data unless specifically authorised in writing by the Controller.

4           If the Processor becomes aware of a Personal Data breach, it shall notify the Controller without undue delay on becoming of aware of such a breach.

5           The Processor shall notify the Controller within five Business Days upon receiving the following:

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(a)      a request from a Data Subject to have access to that person's Personal Data; or

(b)      a complaint or request relating to the Controller's obligations under the Data Protection Legislation; or

(c)      any other communication relating directly or indirectly to the processing of any Personal Data in connection with this agreement.

6           The Processor shall provide the Controller with full co-operation and assistance in order to enable the Controller to comply with its obligations under the Data Protection Legislation in relation to:

(a)      the Controller's obligations in relation to responding to Data Subject requests;

(b)      the security of the Personal Data;

(c)      notifying Personal Data breaches to the relevant supervisory authority;

(d)      communicating personal data breaches to the Data Subject; and

(e)      impact assessments and related consultations with supervisory authorities or regulators.

7           The Processor shall:

(a)      make available to the Controller all information that the Controller requests from time to time to enable the Controller to verify that the Processor is in compliance with its obligations in this Exhibit; and

(b)      permit the Controller or its external advisers to inspect and audit the Processor's data processing activities and those of its agents, subsidiaries and Sub-contractors (to the extent the Processor is reasonably able to procure such third party access).

8           The Processor shall not engage or authorise a sub-contractor to process the Personal Data unless:

(i)        it has obtained the prior written consent of the Controller (which may be granted or withheld in the Controller's sole discretion) before transferring the Personal Data to any Sub-Contractors in connection with the provision of the Services; and

(ii)       the Sub-Contractor has either entered into a direct contract with the Controller or a contract with the Processor which incorporates the provisions equivalent to those in this agreement in relation to confidentiality, data protection and security, and

9           In relation to transfers of Personal Data to areas outside the European Economic Area (EEA):

(a)      the Processor shall not transfer any Personal Data outside the  EEA without the Controller's prior written consent; and

(b)      if the Controller consents to any transfers pursuant to preceding clause, the Processor shall ensure that the following conditions are met in relation to such transfers:

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(i)        the Processor complies with its obligations under the Data Protection Legislation by ensuring that there is an adequate level of protection to any Personal Data that is transferred (including as relevant model clauses or adoption of Privacy Shield as appropriate);

(ii)       that there are appropriate safeguards in place in relation to that transfer;

(iii)      that Data Subjects have enforceable rights and effective legal remedies; and

(iv)      that the Processor shall comply with any other reasonable instructions as notified to it by the Controller in relation to such transfers.

For clarity transfers between members of the Client Group are deemed to comply with Data Protection Legislation and Client has confirmed appropriate safeguards are in place in relation to such transfers.

10         The Controller acknowledges that the Processor is reliant on the Controller alone for direction as to the extent the Processor is entitled to use and process the Personal Data. The Processor shall be entitled to relief from liability in circumstances where a Data Subject makes a claim or complaint with regards to the Processor's actions to the extent that such actions directly result from instructions received from the Controller.

11         On the expiry or termination of this Agreement, the Processor shall notify the Controller of the Personal Data that it holds. Promptly following such expiry or termination, and unless otherwise instructed in writing by Controller or continued storage is required by the Processor to comply with Applicable Laws, the Processor shall securely and permanently destroy all copies of Personal Data in its possession or control (other than any copy transferred to the Controller in accordance with Controller’s request).

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